                            AGREEMENT FOR EXCHANGE OF
                            CONFIDENTIAL INFORMATION


         WHEREAS Kenny Industrial Services, L.L.C. (the "Interested Party") and Canisco Resources, Inc. ("CANISCO") agree (and each of the undersigned represents that such entity's board has approved this agreement) that the mutual objective of this Agreement for Exchange of Confidential Information (this "Confidentiality Agreement") is to provide for the disclosure of non-public, confidential and/or proprietary information (the "Information").

         In consideration for CANISCO's release of certain information about the properties and operation of CANISCO, the Interested Party hereby agrees as follows:

1. The Interested Party, and its agents, representatives, advisors and employees who are actively participating in the evaluation of the Information will keep it confidential and not disclose or reveal the Information and use the same care and discretion to avoid disclosure, publication or dissemination of the Information as it uses with its own non-public, confidential and/or proprietary information.

2. The Interested Party agrees to be responsible for any breach of this Agreement by such agents, representatives, advisors and employees.

3. The Interested Party agrees not to use the Information for any purpose other than in connection with the evaluation of CANISCO.

4. The Interested Party shall not disclose to any person the fact the Information has been made available, that discussions or negotiations are taking place or have taken place concerning a possible transaction, or any of the terms, conditions or other facts with regard to any such possible transaction, including the status thereof.

5. In the event that the Interested Party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Information, the Interested Party agrees to provide CANISCO with prompt written notice of such request or requirement in order to enable CANISCO to seek an appropriate protective order or other remedy, to consult with CANISCO with respect to CANISCO taking steps to resist or narrow the scope of such request or legal process, or to waive compliance, in whole or in part, with the terms of this Confidentiality Agreement. In any such event, the Interested Party will use its reasonable best efforts to ensure that all Information that is disclosed will be accorded confidential treatment.

6. No obligation of confidentiality applies to any Information that the Interested Party already possesses without obligation of confidentiality, develops independently from a source which is not prohibited from disclosing the information or becomes public knowledge without breach of this Confidentiality Agreement.

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Agreement for Exchange of Confidential Information
Page 2

7. For a period of one year from the date of this Confidentiality Agreement, the Interested Party will not employ, solicit for employment or otherwise disrupt the employment relationship of any person per the attached Schedule A.

8. For a period three weeks from the date hereof, neither CANISCO nor any of its directors, officers, employees, agents, financial advisors or controlling persons shall directly or indirectly encourage, solicit, initiate, or participate in any way in any discussion or negotiation with, or provide any information to, or afford any access to the properties, offices, or other facilities, to the officers and employees, or to the books and records, of CANISCO or otherwise assist, facilitate or encourage any person concerning any proposed merger, consolidation, share exchange, business combination, recapitalization, equity investment, liquidation, or similar transaction involving CANISCO, its subsidiaries, or its shareholders, as applicable, a direct or indirect sale of all or any significant portion of the assets or business of CANISCO or any of its subsidiaries or a direct or indirect sale or issuance of any capital stock of CANISCO (a "Competing Transaction"). CANISCO shall immediately communicate to the Interested Party the terms of any proposal, offer, discussion, or inquiry relating to a Competing Transaction and the identity of the party making such proposal, offer, or inquiry.

9. Without prejudice to the right and remedies otherwise available to CANISCO, CANISCO shall be entitled to equitable relief by injunction if the Interested Party breaches or threatens to breach any of the provisions of this Confidentiality Agreement. It is further understood and agreed that no failure or delay by CANISCO in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other exercise of any right, power or privilege hereunder.

10. Neither CANISCO or any of its directors, officers, employees, agents, financial advisors or controlling persons makes any express or implied representation or warranty as to the accuracy or completeness of any Information. The Interested Party agrees that CANISCO shall have no liability to the Interested Party related to or arising from the use of the Information or for any errors therein or omissions therefrom. The Interested Party also agrees that it is not entitled to rely on the accuracy or completeness of the Information.

11. This Confidentiality Agreement shall be governed by and construed in accordance with the laws of Delaware. Nothing in this Confidentiality Agreement requires CANISCO to disclose any information which it chooses not to disclose. CANISCO may terminate this Confidentiality Agreement at any time with no obligation. In the event this Confidentiality Agreement is terminated, the Interested Party is obligated to return all documents or other materials of any kind provided by CANISCO, including but not limited to notes, summaries, copies, reproductions, and analyses. In the event of termination, the terms of Paragraph 7 shall continue to be binding. This Confidentiality Agreement contains all the terms between the parties and no modifications shall be binding unless in writing signed by both parties.

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Page 3


/s/ Michael Rothman                               /s/ Ted Mansfield
--------------------------                        ------------------------
By: Michael Rothman                               By:  Ted Mansfield

Kenny Industrial Resources, L.L.C.                Canisco Resources, Inc.
Title:  CEO                                       Title:  President
Date:  June 9, 2000                               Date:  June 9, 2000

                                   SCHEDULE A



CANISCO RESOURCES
-----------------
Ted Mansfield
Mark J. Chuplis
Mike Olson
Alan Tomson



MANSFIELD INDUSTRIAL COATINGS
-----------------------------
Dean Mansfield
Howard Vezinat
Kenneth Harrell
Richard Young
Terry Smith
Leonard Hawkins
Robby Roberts



CANNON SLINE
------------
William C. Wells
Thomas F. Rogers
James Madison
Joseph R. Olexovitch
Cathey Perkins
Ray Heckle
Leeann Olson
Per Klykken
Larry Natale